Exhibit 10(xv)

CONTRACT OF SALE

THIS AGREEMENT made this 23 day of October, 2003

BETWEEN PREMIERE DEVELOPMENT II, LLC., hereinafter referred to as “Seller”, whose address is P.O. Box 5301, Clinton, New Jersey 08809;

AND UNITY BANK, (formerly, First Community Bank) a banking institution organized under the laws of the State of New Jersey, hereinafter referred to as “Buyer”, whose address is 64 Old Highway 22, Clinton, New Jersey 08809.

WITNESSETH:

SALE OF PREMISES

1.1 Seller hereby agrees to sell and convey by Deed of Bargain & Sale, with Covenant Versus Grantor’s Acts, and Buyer hereby agrees to purchase real property located and situated in the Township of Scotch Plains, County of Union, State of New Jersey, identified on the Scotch Plains Township Tax Map as Block 8401, Lot 1, being all of the lands situate and located in Scotch Plains Township as described in Exhibit A.

1.2 This sale includes all of the right, title and interest of the Seller in and to any easements, rights of way, privileges, appurtenances and rights to the same belonging to and inuring to the benefit of the premises.

2.  PURCHASE PRICE AND METHOD OF PAYMENT:

2.1 Buyer herein agrees to pay Seller as the purchase price for the premises the sum of Seven Hundred Fifty Thousand ($750,000.00) Dollars payable in the manner following:

(a) Upon execution and delivery of Contract a cash deposit of $25,000.00 which said deposit is to be paid over to seller and shall be deemed to be non-refundable irrespective of whether closing of title is accomplished except in circumstances wherein (i) is unable to convey title pursuant to the terms and conditions of this Contract or (ii) Seller is found to be in material breach of Contract that prevents closing.

(b) Upon execution and delivery of this Contract an additional cash deposit of $50,000.00 to be held in escrow by Benbrook & Benbrook, in an interest bearing account, interest to follow principle, until closing of title and passage of Deed.

(c) The balance of the purchase price, by way of wire transfer to an account designated by Seller, at closing of title and passage of Deed.

3. MARKET ABLE TITLE

Seller shall convey good and marketable title subject only to (i) the exceptions 1-5 as set forth on New Jersey Title Insurance Company policy #020-6011 Schedule B annexed hereto, (ii) applicable zoning regulations and (iii) such facts as demonstrated by accurate survey.

4. CLOSING OF TITLE

Closing of title shall take place at the offices of Unity Bank, 64 Old Highway 22, Clinton, New Jersey on January 2, 2004

5. SELLER’S REPRESENTATIONS

5.1 Seller is the sole legal owner of the Premises in fee simple and the Premises is not subject to any lease (except that of Buyer) option, right of first refusal or agreement of sale. Seller has the full power and authority to execute, deliver and perform this Contract and all agreements and documents referred to in this Contract. The person who has executed this Contract on behalf of Seller has the authority to do so.

5.2 Based upon information, knowledge and belief, Seller represents that there is no action, suit or proceeding pending or threatened against or affecting Seller or the Premises or relating to or arising out of the ownership of the Premises, including without limitation, general or special assessment proceedings of any kind, or condemnation or eminent domain actions or proceedings of any kind.

5.3 Neither the entering into of this Contract, the consummation of the sale, nor the conveyance of the Premises to Buyer, has or will constitute a violation or breach of any of the terms of any Contract or other instrument to which Seller is a party or to which Seller is subject.

5.4 Based upon information, knowledge and belief, Seller represents that no portion of the Premises contains any substance which may be classified as a hazardous, toxic, chemical or radioactive substance, or a contaminant or pollutant (together, “Hazardous Substances”) under applicable federal, state or local law, ordinance, rule or regulation (“Applicable Law”) or which may require any cleanup, remediation or other corrective action pursuant to such Applicable Laws. Seller has not used any portion of the Premises, nor permitted any other person or entity to use the Premises for the purpose of storage, generation, manufacture, disposal, transportation or treatment of any such Hazardous Substances in violation of Applicable Laws.

5.7 No notice by any governmental or other public authority has been served upon Seller, or anyone on Seller’s behalf, relating to violations of any applicable housing, building, safety, fire or other ordinances or any of the Applicable Laws.

5.8 Seller shall notify Buyer in the event that any of Seller’s representations, to Seller’s knowledge, become untrue prior to closing.

5.9 Seller’s representations shall not be deemed to have survived closing of title and passage of Deed unless it is established that Seller engaged in intentional misconduct with respect thereto.

6. ISRA

6.1 This Contract is herein made expressly contingent upon Seller providing Buyer with a letter of non-applicability for the Premises from the New Jersey Department of Environmental Protection pursuant to the Industrial Site Recovery Act. Seller shall make application for said letter of nonapplicability within ten (10) days of expiration of Buyer’s due diligence as set forth in Paragraph “1 of this Contract without Contract termination. The inability of Seller to provide the appropriate letter from the New Jersey Department of Environmental Protection shall be cause for the Buyer to terminate this Contract and receive the return of its deposit monies.

7. ENVIRONMENTAL DUE DILLIGENCE AND “AS IS” CONVEYANCE

7.1 The parties herein acknowledge and represent that Buyer already occupies premises as Lessee and is relying upon the knowledge of the land and all improvements situated thereon resulting from said occupancy. Seller is conveying the property in an “As Is” condition without warranty, guaranty or representations expressed or implied as to the quality or condition of the land and improvements situated thereon.

7.2 Buyer shall have the right to terminate this Contract by written notice to Seller on or before the

30th day subsequent to the execution of this Contract, TIME BEING OF THE ESSENCE, in Buyer’s sole discretion if any phase I environmental study or other environmental study or audit obtained by Buyer from a qualified environmental consultant demonstrates environmental contamination violative of Federal or State regulations PROVDIED, HOWEVER, Seller shall have sixty (60) days within which to notify Buyer that Seller will at Sellers sole cost and expense remediate the environmental contamination as may be required to obtain a No Further Action Letter from the State of New Jersey Department of Environmental Protection.

8. CLOSING ADJUSTMENTS

8.1 All real estate taxes, rents and tenant securities, if any, shall be adjusted between the parties as of the date of closing of title and passage of Deed.

9. MUNICIPAL ASSESSMENTS

9.1 Seller has not received notice of the imposition of any special assessment as of the date of this Contract. Buyer shall be responsible to pay any special assessments for municipal improvements imposed suvsequent to the date of this Contract.

10. RISK OF LOSS

10.1 Responsibility for the risk of loss with respect to the Premises shall remain with Seller until closing of title and passage of Deed, with the exception that Buyer shall be responsible for any damage caused by it as tenant in possession.

11. REAL EST ATE COMMISSION

11. 1 Buyer and Seller each herein warrant and represent that they have not dealt with any real estate broker with respect to this transaction, that no real estate broker is entitled to a commission as a result of the transaction constituting the subject matter of this Contract, and each party agrees to hold harmless and indemnify the other party from all damages, including reasonable attorneys’ fees, arising out of any claim for commissions by reason of alleged dealings between any claimant broker and said party.

12. EFFECT OF CONDEMNATION

12.1 If prior to closing of title the Premises or any material part thereof is condemned, Buyer shall have the option of (i) terminating this Contract in which event Buyer shall receive back all deposit monies paid and the Contract shall be null and void, or (ii) proceeding with closing of title, in which event all condemnation proceeds paid or payable to Seller with respect to lands to be conveyed to Buyer shall be paid to Buyer by Seller in the event Seller has not received said proceeds, said payment or assignment to be accomplished at closing of title and passage of Deed.

13. LEASE

13.1 The existing Lease between Seller and Buyer shall be deemed to merge with Deed in the event of closing of title is accomplished pursuant to the terms and conditions of this Contract, but shall remain in full force and effect if for any reason closing of title does not occur.

14. MISCELLANEOUS

14.1 This Contract shall inure to the benefit of and be binding upon the parties’ respective heirs, administrators, executors, personal representative, successors and assigns. Buyer shall not have the right to assign the Contract absent prior written consent of Seller.

14.2 This Contract constitutes the entire agreement between the parties and may not be modified except by an instrument in writing, signed by all parties hereto.

14.3 This Contract and all matters pertaining thereto shall be governed by and construed in accordance with the laws of the State of New Jersey. All litigation between the parties shall be submitted exclusively to the jurisdiction of the Courts of the State of New Jersey; excepting, however, bankruptcy petitions and other matters over which the State Court have no jurisdiction.

14.4 Neither party shall record this Contract or any abstract or momorandum threrof.

14.5 All notices required under or pertaining to this Contract shall be made by the respective parties through attorneys by certified mail, personal delivery, facsimile, e-mail or regular mail. All written notice shall be deemed received upon being mailed or transmitted.

TO THE BUYER:

Anthony Feraro, President Unity Bank

64 Old Highway 22, Clinton, New Jersey 08809.

Copy to:

John DeNoia, Esquire

Law Firm of John DeNoia

843 Rahway Avenue, Woodbridge, New Jersey 07095

TO THE SELLERS:

Premiere Development II, LLc.

c/o Robert Van Volkenburgh, Member P.O. Box 5301

Clinton, New Jersey 08809

Copy to:

Benbrook & Benbrook 1734 Route 31 N, Suite 1 Clinton, New Jersey 08809

14.6 The individuals signing this Contract on behalf of Buyer and Seller represent that they are fully authorized to sign this Contract and obligate their principal.

IN WITNESS WHEREOF the parties hereto have set their hands and seals the day and year first above written.

PREMIERE DEVELOPMENT II LLC

By:	/s/ Robert Van Volkenburgh
Robert Van Volkenburgh

By:	/s/ David D. Dallas
David D. Dallas

By:	/s/ Robert Dallas
Robert Dallas

UNITY BANK

By:	/s/ Anthony Feraro
Anthony Feraro